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                 FEDERAL EMPLOYER IDENTIFICATION NO. 22-2603175
                         CERTIFICATE OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                      COMPOST AMERICA HOLDING COMPANY, INC.


         Pursuant to the provision of Section 14A:7-2, of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to Certificate of Incorporation:

               1. The name of the corporation is:

                  Compost America Holding Company, Inc.

               2. The following amendment to the Certificate of Incorporation was approved by the directors of the corporation on the 23rd day of March, 2000:

         The Certificate of Amendment to the Certificate of Incorporation of Compost America Holding Company, Inc. relating to the Certificate of Designations of Rights and Preferences of Series A Exchangeable Redeemable Preferred Stock (the "Series A Designation"), filed on November 6, 1997, as amended on December 12, 1997 and June 15, 1998 (and as so amended, the "Series A Certificate"), is hereby further amended as follows:

               A. Paragraph 2 of the Series A Designation, attached as Exhibit "A" to the Series A Certificate, is hereby amended to read in full as follows:

                  2. Cumulative Dividends; Priority.

                     (a) The holders of record of shares of Series A Preferred
                  Stock are entitled to a cumulative noncompounded dividend equal to 8% per annum, payable when declared by the Company's Board of Directors, and, except for any redemption provided in that certain Sharing Agreement dated March 31, 2000 by and among the Company, Wasteco Ventures Limited and Robert J. Longo, as amended (the "Sharing Agreement"), upon any exchange or redemption of the Series A Preferred Stock. Dividends shall be payable semi-annually by the Company on June 30th and December 31st of each year. Through November 3, 2004, dividends on the Series A Preferred Stock may be paid either in cash or, at the election of the Company, by delivery of additional shares of Common Stock having an aggregate "Market
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                  Value" (as hereinafter defined) equal to the amount of such dividend, or in any combination of cash and shares of Common Stock. For purposes of dividend payments, each share of Common Stock will be deemed to have a "Market Value" equal to ninety percent (90%) of the "Average Share Price" as defined in
                  Section 5(a) for the ten (10) consecutive trading days preceding the dividend payment date. Dividends on shares of the Series A Preferred Stock will be cumulative on a daily basis from the date of initial issuance of such shares of Series A Preferred Stock. Dividends will be payable, in arrears, to holders of record as they appear on the stock books of the Company on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. The amount of dividends payable for each full dividend period shall be computed by dividing the annual dividend payment by two. The amount of dividends payable for the initial dividend period or any period shorter or longer than a full dividend period shall be calculated on the basis of a 360-day year of twelve 30-day months. No dividends may be declared or paid or set apart for payment on any parity stock with regard to the payment of dividends unless there shall also be or have been declared and paid or set apart for payment on the Series A Preferred Stock, like dividends for all dividend payment periods of the Series A Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends (x) accumulated and unpaid or payable on such parity stock, on the one hand, and (y) accumulated and unpaid through the dividend payment period or periods of Series A Preferred Stock next preceding such dividend payment date, on the other hand.

                     Except as set forth in the preceding sentence, unless full cumulative dividends on the Series A Preferred Stock have been paid, no dividends (other than in Common Stock of the Company) may be paid or declared or set aside for payment or other distribution made upon the Common Stock or any other Junior Stock of the Company or on a parity with the Series A Preferred Stock as to dividends, nor may any Common Stock or any other Junior Stock or parity stock of the Company, except as provided in the Sharing Agreement, be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any shares of such stock); provided, that any such Junior Stock or parity stock may be converted into or exchanged for stock of the Company ranking junior to the Series A Preferred Stock as to dividends."

               B. Paragraph 9 of the Series A Designation is hereby amended to read in full as follows:

                  9. Series A Special Redemption.

                     (a) Subject to subsection (e) hereof; each holder of Series
                  A Preferred Stock shall have the right to require the
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                  redemption of a portion or all of its Series A Preferred Stock upon a Series A Redemption Event (as hereinafter defined) and in the Series A Redemption Amount (hereinafter defined) at a price equal to $100 per share plus a sum equal to all cash dividends accrued and unpaid to the Redemption Date and any stock dividends accrued and unpaid to such date.

                     (b) Within 30 days of a Series A Redemption Event the
                  Company shall mail a notice (the "Series A Redemption Notice") to each holder of record of the Series A Preferred Stock stating:

                  A: The Series A Redemption Amount; and

                  B:     (i) that a Series A Redemption Event has occurred, that
                     the Series A Redemption Event Offer limited to the Series A Redemption Amount is being made pursuant to the terms of the Series A Preferred Stock and that all shares of Series A Preferred Stock validly tendered and not in excess of the Series A Redemption Amount will be accepted for redemption. If more than one registered owner of Series A Preferred Stock at the time of any Series A Redemption Event Offer tenders stock for redemption, Series A Preferred Stock shall be accepted for redemption only in the same proportions in which those submitting Series A Preferred Stock share ownership of it;

                         (ii) the redemption price and the date of redemption
                     (which shall be a business day no earlier than 30 days not later than 60 days from the date such notice is mailed) (the "Series A Redemption Date");

                         (iii) that any shares of Series A Preferred Stock not
                     tendered will continue to accumulate dividends;

                         (iv) that, unless the Company defaults in the payment
                     of the Series A Preferred Stock redemption price, any shares of Series A Preferred Stock accepted for redemption pursuant to the Series A Redemption Event Offer shall cease to accumulate dividends after the Series A Redemption Date;

                         (v) that holders whose shares of Series A Preferred
                     Stock are being redeemed only in part will be issued new certificates representing shares of Series A Preferred Stock equal in number to the unredeemed portion of the shares of Series A Preferred Stock surrendered; provided
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                     that each certificate representing shares of Series A
                     Preferred Stock redeemed and each new certificate representing shares of Series A Preferred Stock issued shall be in whole shares.

                     (c) On or about the Series A Redemption Date:

                         (i) the transfer agent for the Series A Preferred Stock
                     shall deliver to the Company a certificate specifying the aggregate number of shares of Series A Preferred Stock delivered for purchase by the holders of Series A Preferred Stock prior to the Series A Redemption Date pursuant to the Series A Redemption Offer;

                         (ii) The Company shall accept for redemption shares of
                     Series A Preferred Stock or portions thereof so accepted;
                     and

                         (iii) The Company shall deposit with the transfer agent
                     for the Series A Preferred Stock money sufficient to pay the redemption price of all shares of Series A Preferred Stock or portions thereof accepted for payment by the Company.

                          (iv) The Company shall deliver, or cause to be
                     delivered, to the transfer agent for the Series A Preferred Stock an officers' certificate specifying the shares of Series A Preferred Stock or portions thereof accepted for payment by the Company.

                     (d) The Series A Preferred Stock transfer agent shall
                  promptly mail to the holders of Series A Preferred Stock so accepted payment in an amount equal to the Series A Preferred Stock redemption price, and the transfer agent for the Series A Preferred Stock shall promptly authenticate and mail to such holders of Series A Preferred Stock a new certificate representing shares of Series A Preferred Stock equal in number to any unredeemed shares of Series A Preferred Stock surrendered; provided that each share of Series A Preferred Stock redeemed and each new certificate representing shares of Series A Preferred Stock issued shall be in whole shares. The Company will notify the holders of Series A Preferred Stock of the results of the Series A Redemption Event Offer on or as soon as practicable after the Series A Redemption Date.

                     (e) Series A Redemption Event shall mean each instance in
                  which the Series A Security Account exceeds the Series A Redemption Amount, provided however, that such Series A Redemption Event shall cease whenever the Company shall mail a Series A Redemption Notice to each holder of record of the Series A Preferred Stock as hereinabove provided.
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                     (f) Series A Redemption Amount shall mean the amount, not
                  less than $1,000,000 except as specified hereinafter upon termination of the Series A Security Account, and not exceeding $3,000,000 in the aggregate, of cash and cash equivalent property held by or for the credit of the Series A Security Account in excess of any reasonable reserve for the payment of fees and expenses of such Security Account. The Company maintains the Series A Security Account to secure and as a method of funding the Series A Redemptions upon Series A Redemption Events. Such Account is maintained pursuant to a security agreement (the "Security Agreement") as required by the Sharing Agreement. Upon termination of the Series A Security Account in accordance with the terms of the Security Agreement, any amount remaining in such Series A Security Account immediately prior to such termination shall be deemed a Series A Redemption Amount and accordingly shall be applied to fund Series A Redemptions.

               C. A new paragraph 11 is added to the Series A Designation, to read in full as follows:

                  11. Notwithstanding anything to the contrary contained in this certificate, no redemption of Series A Preferred Stock shall be permissible except in compliance with N.J. Business Corporation Act, Sec. 14-7-14.1. Any proposed redemption of the Series A Preferred Stock authorized herein shall be reduced in an amount to effect compliance with such statute, or if such reduction is not feasible, deferred until such time as a Series A Redemption Event Offer may be made in compliance with such statute.

         The Series A Certificate is hereby further amended as follows:

               A. A new paragraph 8 is added to the Series A Certificate as follows:

               "Pursuant to the provisions of Section 14A:7-2(2) of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to the Certificate of Incorporation relating to a Certificate of Designations of Rights and Preferences of Series A Exchangeable Redeemable Preferred Stock filed on November 6, 1997, as amended on December 12, 1997 and June 15, 1998."

               B. A new paragraph 9 is added to the Series A Certificate immediately following paragraph 8 and preceding the resolution, as follows:
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               The Certificate of Incorporation is further amended so that the relative rights, preferences and limitations of each class and series acted upon in the resolution are as stated in the resolution.

               C. A new paragraph 10 is added to the Series A Certificate immediately after new paragraph 9 and preceding the resolution as follows:

               The resolution referred to in paragraph 9 is the resolution of the Board dated March 23, 2000 setting forth its actions and stating the relative rights, preferences and limitations of the shares of Series A Exchangeable Redeemable Preferred Stock thereby created and is set forth below.

          This Certificate of Incorporation is amended so that the relative rights, preferences and limitations of each class and series acted upon in the resolution, are as stated in the resolution.

          The resolution referred to in the immediately preceding paragraph was adopted by the Board of Directors on March 23, 2000, and is the resolution of the Board setting forth the actions and stating the relative rights, preferences and limitations of the shares of Series A Preferred Stock and is set forth below:

               RESOLVED, that the Certificate of Amendment and the Certificate of Designations of Rights and Preferences of Series A Exchangeable Redeemable Preferred Stock filed on November 6, 1997, as amended December 12, 1997 and June 15, 1998, is confirmed in all respects and is incorporated herein by reference;
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          subject, however, to the further amendments set forth in the
          Certificate of Amendment dated June 14, 2000 and the Board authorizes the filing with the Secretary of State of the State of New Jersey of such Certificate of Amendment.

Dated this 14th day of June, 2000.


                                           COMPOST AMERICA HOLDING COMPANY, INC.


                                           BY: _________________________________
                                                     Marvin Roseman
                                                     Office of the President

                                           BY: _________________________________
                                                     Chris Daggett
                                                     Office of the President

                                           BY: _________________________________
                                                        Richard Franks
                                                     Assistant Secretary